Exhibit 99.1

BioSpecifics Technologies Corp. Announces 30 Month Safety
Update for XIAFLEX®in Dupuytren’s Contracture

− Safety Profile Consistent with Clinical Trials after Approximately 27,000 Injections
Administered in the U.S. through July 31, 2012 −

LYNBROOK, NY – September 5, 2012 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX in the U.S. and XIAPEX® in Europe and Eurasia, today announced a safety update following 30 months of post-approval use in the U.S. of XIAFLEX for the treatment of adult Dupuytren’s contracture patients with a palpable cord. As reported by BioSpecifics’ strategic partner Auxilium Pharmaceuticals, Inc. (Auxilium), after approximately 27,000 injections were administered to approximately 21,000 patients in the U.S., there was no clinically meaningful change in the nature of events expected relative to the clinical trial safety profile.

"We are very encouraged by the continued low number of adverse events reported since the U.S. launch of XIAFLEX for Dupuytren’s contracture patients, which we believe reaffirms the excellent safety profile of XIAFLEX,” said Thomas L. Wegman, President of BioSpecifics. “These data also demonstrate the success of Auxilium’s physician and sales force training programs and we look forward to the launch of its pilot program for select rheumatology clinics later this year.”

From February 2, 2010 through July 31, 2012, approximately 1,454 adverse events have been reported to Auxilium. Of those reported events, the most commonly reported events were laceration, peripheral edema (swelling) and contusion (bruising). Adverse event reporting requirements post-approval are different from requirements for reporting such events during a clinical trial. See “About Voluntary Safety Reporting to Auxilium” below for more information.

In Auxilium’s Phase III clinical trials for registration, three (0.3%) subjects experienced a tendon rupture and one (0.1%) subject experienced ligament damage (pulley rupture) following XIAFLEX treatment of 1,082 subjects in the safety database. In the U.S. post-marketing period, 19 tendon ruptures (0.09%) and 3 ligament injuries (0.01%) from approximately 21,000 patients treated with commercial drug were reported. Additionally, there has been a single report of complex regional pain syndrome (0.005%), that resolved within approximately 3 months, and a single case of residual stretch neuropraxia (numbness without pain) (0.005%) with full finger extension and remote from the injection site. Since the U.S. launch by Auxilium, nearly 2,000 U.S. physicians have injected palpable cords in Dupuytren’s contracture patients with XIAFLEX.

About Voluntary Safety Reporting to Auxilium

According to Auxilium, with any voluntary safety reporting system, such as that in the U.S., there are limitations regarding interpretation of the data. The system relies on reporting of events from physicians, patients, and other healthcare providers. Auxilium employees also are trained to report events of which they are made aware. The above estimates are based upon voluntary reporting and reflect all information available to Auxilium from February 2, 2010 thru July 31, 2012 for the use of XIAFLEX in adult patients with Dupuytren’s contracture with a palpable cord in the U.S.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase (XIAFLEX®) for twelve clinical indications. Currently, XIAFLEX is marketed in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord by Auxilium Pharmaceuticals, Inc. (Auxilium) and is also in clinical development for the treatment of several additional promising indications. Auxilium has reported positive top-line results from two recently completed Phase III clinical trials for Peyronie's disease and is also testing XIAFLEX for frozen shoulder syndrome (adhesive capsulitis) and cellulite in Phase IIa and Phase Ib clinical trials, respectively. BioSpecifics is currently managing the clinical development of XIAFLEX for the treatment of human lipoma and canine lipoma, which are both in Phase II clinical trials. Auxilium has entered into three strategic partnerships for development and commercialization outside the U.S. of injectable collagenase for Dupuytren’s contracture and Peyronie’s disease. Pfizer Inc. has rights in Europe and Eurasia and injectable collagenase is currently marketed as XIAPEX® for Dupuytren’s contracture in select European countries. Asahi Kasei Pharma Corporation has rights in Japan and Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Brazil and Mexico. For more information, please visit www.biospecifics.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements.” The forward-looking statements include statements concerning, among other things, the potential for XIAFLEX to become a first-line treatment option for physicians and patients and the timing for launch of Auxilium’s pilot program for select rheumatology clinics. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium to achieve its objectives for XIAFLEX; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q for the first and second quarters of 2012, and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com